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Exhibit 3


                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Amendment") is made as of the 11th of day of June, 2003 by and between THE TC-WOODMOOR COMPANY, a Maryland general partnership ("Seller"), and SAWYER REALTY HOLDINGS, INC., a Massachusetts corporation ("Purchaser").

                                    RECITALS:

     A. By Purchase and Sale Agreement dated as of May 15, 2003 (the "Agreement"), Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller certain Land, improvements and other assets known as the Charlesmont Apartments situated in the Second Election District of Baltimore County, Maryland.

     B. Under the provisions of Article III of the Agreement, Purchaser has the right during the Inspection Period to enter upon the Property and perform certain inspections. If during the Inspection Period Purchaser determines that the Property is not suitable for its purposes, Purchaser has the right to terminate the Agreement by following the procedures for termination specified in
Section 3.2 thereof.

     C. Purchaser has identified certain items of maintenance or repair which, in its opinion, detract from the value of the Property. Accordingly, Purchaser has requested, and Seller has agreed to, a reduction in the purchase price (as specified Section 1.5 of the Agreement) of the Property. In return for such reduction, Purchaser has agreed to waive any right of termination pursuant to
Section 3.2 of the Agreement and to immediately make the deposit with the Escrow Agent of the Earnest Money.

                                   AGREEMENTS:

     NOW, THEREFORE, in consideration of the foregoing and their mutual covenants and agreements herein contained, the parties, in amendment of the Agreement, hereby agree as follows:

     1. CAPITALIZED TERMS. All terms with leading capitals used in this Amendment and not otherwise defined shall have the respective meanings ascribed thereto in the Agreement.

     2. PURCHASE PRICE. Section 1.5 of the Agreement hereby is amended in its entirety to read as follows:

          1.5 PURCHASE PRICE. Seller is to sell and Purchaser is to purchase the Property for a total of Seventeen Million One Hundred Twenty-Seven Thousand Five Hundred Dollars ($17,127,500).





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     3. EARNEST MONEY. Notwithstanding anything to the contrary in Section 1.7 of the Agreement, Purchaser shall deposit the Earnest Money with the Escrow Agent in good funds, by federal wire transfer, on or before June 12, 2003.

     4. RIGHT OF TERMINATION. Purchaser hereby waives and relinquishes any further right to terminate the Agreement pursuant to Section 3.2 thereof. Nothing in this Paragraph 4 shall be deemed to affect any other rights of termination which Purchaser may have under other Sections of the Agreement.

     5. FULL FORCE AND EFFECT. Except as amended hereby, the Agreement remains in full force and effect as of the date hereof.

     6. BINDING AGREEMENT. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date and year first above written.

                                 SELLER:

                                 THE TC-WOODMOOR COMPANY, a Maryland general partnership

                                 By: The TC Property Company, a Maryland general
                                     partnership, General Partner

                                     By: The TC Operating Limited Partnership, a
                                         Maryland limited partnership, General
                                         Partner

                                         By: The Town and Country Trust, a
                                             Maryland real estate investment
                                             trust, General Partner

                                             By: /s/ Thomas L. Brodie
                                                 -------------------------------
                                                 Thomas L. Brodie, Executive
                                                 Vice President and Co-Chief
                                                 Operating Officer

                                 BUYER:

                                 SAWYER REALTY HOLDINGS, INC., a Massachusetts corporation

                                 By: /s/ Dale S. Okonow
                                     -------------------------------------------
                                     Name:  Dale S. Okonow
                                            ------------------------------------
                                     Title: Vice President
                                            ------------------------------------
















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